Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On August 30, 2026, Aon plc, an Irish public limited company (the “Company” or “Aon”), Aon North America, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Acquirer”), and Cortlandt Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USI Advantage Corp., a Delaware corporation (“USI Advantage”), and Uno Aggregator II L.P., pursuant to which Acquirer will acquire USI Advantage (the “Acquisition”) via merger whereby Merger Sub will merge with and into USI Advantage (the “Merger”), with USI Advantage continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Aon. USI Advantage, through its sole direct wholly owned subsidiary, USI Guarantor, Inc. (“USI Guarantor”) is the indirect parent of USI, Inc. and subsidiaries (“USI”). USI Advantage and USI Guarantor do not have material assets, other than the stock of their subsidiaries, and USI Advantage and USI Guarantor conduct all operations through USI. The unaudited pro forma combined financial information describes the Acquisition structure as of the date of this filing. Pursuant to the Merger Agreement, Acquirer may assign its rights and obligations thereunder to any direct or indirectly wholly owned subsidiary of Acquirer without consent so long as Acquirer continues to remain liable for all such rights and obligations to the extent not discharged by such subsidiary.

The unaudited pro forma combined financial information presents the combination of the historical consolidated financial statements of Aon and USI and is intended to provide information about how the Acquisition and the related Financing (as defined in Note 1–Description of the Acquisition, Financing and Basis of Presentation) may have affected Aon’s historical consolidated statements of income for the six months ended June 30, 2026 and the year ended December 31, 2025 and Aon’s historical consolidated statement of financial position as of June 30, 2026. The following unaudited pro forma combined statement of financial position as of June 30, 2026 gives effect to the Acquisition and the related Financing as if they had been completed on June 30, 2026, and the unaudited pro forma combined statements of income for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Acquisition and the related Financing as if they had been completed on January 1, 2025.

The unaudited pro forma combined financial information has been prepared by Aon in accordance with Article 11 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial information. The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that the combined company would have realized had the Acquisition and the related Financing been completed on the dates indicated, nor is it meant to be indicative of any anticipated or future financial position or results of operations that the combined company will experience following closing of the Acquisition and the related Financing. The pro forma adjustments are estimates based upon available information and certain assumptions that Aon management believes are reasonable under the circumstances, which are described in the accompanying notes to the unaudited pro forma combined financial information. Actual results may differ materially from these estimates.

In addition, the unaudited pro forma combined statements of income do not include any cost savings, operating synergies, or revenue enhancements that may be realized subsequent to closing of the Acquisition, the costs to integrate the operations of Aon and USI, or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements. The unaudited pro forma combined statements of income do, however, give effect to the anticipated costs to be incurred by Aon to effectuate the Acquisition and the related Financing that had not yet been recorded as of the date of the unaudited pro forma combined statement of financial position. See Note 5–Pro Forma Acquisition Accounting Adjustments, for further details.

The unaudited pro forma combined statement of financial position as of June 30, 2026 and unaudited pro forma combined statements of income for the six months ended June 30, 2026 and for the year ended December 31, 2025 are based on, have been derived from and should be read in conjunction with:

•

Audited consolidated financial statements and accompanying notes of Aon as of and for the year ended December 31, 2025 (as contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026);

•

Unaudited condensed consolidated financial statements and accompanying notes of Aon as of and for the six months ended June 30, 2026 (as contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 filed with the SEC on July 29, 2026); and

•

Audited consolidated financial statements and accompanying notes of USI as of and for the year ended December 31, 2025 and unaudited consolidated financial statements and accompanying notes of USI as of and for the six months ended June 30, 2026, which are filed with and incorporated by reference into this Current Report on Form 8-K.

Because USI presents its historical financial statements in thousands, some amounts in the unaudited pro forma combined financial information may not match USI’s historical financial statements due to rounding.

Aon plc Unaudited Pro Forma Combined Statement of Income

Six Months Ended June 30, 2026

			Pro Forma Adjustments
(millions, except per share data)	Aon plc Historical	USI Historical, as Reclassified (Note 3)	Acquisition Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Revenue
Total revenue	$9,280	$1,501	$—		$—		$10,781

Expenses
Compensation and benefits	4,664	1,013	65	(a)	—		5,742
Information technology	306	40	—		—		346
Premises	166	27	—		—		193
Depreciation of fixed assets	95	16	(6)	(b)	—		105
Amortization and impairment of intangible assets	326	186	290	(b)	—		802
Other general expense	905	86	—		—		991
Accelerating Aon United Program expenses	188	—	—		—		188

Total operating expenses	6,650	1,368	349		—		8,367

Operating income	2,630	133	(349)		—		2,414
Interest income	17	4	—		—		21
Interest expense	(358)	(143)	143	(d)	(502)	(a)	(860)
Other income (expense)	(12)	22	—		—		10

Income before income taxes	2,277	16	(206)		(502)		1,585
Income tax expense	473	32	(54)	(f)	(132)	(b)	319

Net income (loss)	1,804	(16)	(152)		(370)		1,266
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	41	—	—		—		41

Net income (loss) attributable to Aon shareholders	$1,763	$(16)	$(152)		$(370)		$1,225

Basic net income per share attributable to Aon shareholders	$8.25	$—					$5.73

Diluted net income per share attributable to Aon shareholders	$8.22	$—					$5.70

Weighted average ordinary shares outstanding—basic	213.8	—					213.8

Weighted average ordinary shares outstanding—diluted	214.6	—					214.8

See accompanying notes to the unaudited pro forma combined financial information.

Aon plc Unaudited Pro Forma Combined Statement of Income

Year Ended December 31, 2025

			Pro Forma Adjustments
(millions, except per share data)	Aon plc Historical	USI Historical, as Reclassified (Note 3)	Acquisition Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Revenue
Total revenue	$17,181	$2,916	$—		$—		$20,097

Expenses
Compensation and benefits	8,985	1,919	240	(a)	—		11,144
Information technology	568	73	—		—		641
Premises	337	55	—		—		392
Depreciation of fixed assets	188	34	(12)	(b)	—		210
Amortization and impairment of intangible assets	778	375	687	(b)	—		1,840
Other general expense	1,616	156	137	(c)	—		1,909
Accelerating Aon United Program expenses	365	—	—		—		365

Total operating expenses	12,837	2,612	1,052		—		16,501

Operating income	4,344	304	(1,052)		—		3,596
Interest income	19	15	—		—		34
Interest expense	(815)	(319)	319	(d)	(1,004)	(a)	(1,819)
Other income (expense)	1,211	68	(29)	(e)	—		1,250

Income before income taxes	4,759	68	(762)		(1,004)		3,061
Income tax expense	1,009	7	(188)	(f)	(264)	(b)	564

Net income (loss)	3,750	61	(574)		(740)		2,497
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	55	—	—		—		55

Net income (loss) attributable to Aon shareholders	$3,695	$61	$(574)		$(740)		$2,442

Basic net income per share attributable to Aon shareholders	$17.11	$—					$11.31

Diluted net income per share attributable to Aon shareholders	$17.02	$—					$11.24

Weighted average ordinary shares outstanding—basic	215.9	—					215.9

Weighted average ordinary shares outstanding—diluted	217.1	—					217.2

See accompanying notes to the unaudited pro forma combined financial information.

Aon plc Unaudited Pro Forma Combined Statement of Financial Position

June 30, 2026

			Pro Forma Adjustments
(millions, except nominal value)	Aon plc Historical	USI Historical, as Reclassified (Note 3)	Acquisition Accounting Adjustments (Note 5)		Financing Adjustments (Note 6)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$1,062	$221	$(17,172)	(g), (h)	$17,368	(c)	$1,479
Short-term investments	205	—	—		—		205
Receivables, net	5,348	509	—		—		5,857
Fiduciary assets	20,698	1,125	—		—		21,823
Other current assets	801	47	—		—		848

Total current assets	28,114	1,902	(17,172)		17,368		30,212
Goodwill	15,884	3,755	7,375	(i)	—		27,014
Intangible assets, net	5,657	962	6,517	(j)	—		13,136
Fixed assets, net	761	65	(19)	(j)	—		807
Operating lease right-of-use assets	750	115	—		—		865
Deferred tax assets	770	—	(128)	(k)	—		642
Prepaid pension	596	—	—		—		596
Other non-current assets	815	464	(294)	(l), (m), (n)	—		985

Total assets	$53,347	$7,263	$(3,721)		$17,368		$74,257

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,266	$317	$—		$—		$2,583
Short-term debt and current portion of long-term debt	2,020	31	(31)	(g)	—		2,020
Fiduciary liabilities	20,698	1,125	—		—		21,823
Other current liabilities	2,242	195	209	(n), (o)	—		2,646

Total current liabilities	27,226	1,668	178		—		29,072
Long-term debt	12,947	4,310	(4,310)	(g), (n)	17,368	(c)	30,315
Non-current operating lease liabilities	730	98	—		—		828
Deferred tax liabilities	342	—	1,329	(k)	—		1,671
Pension, other postretirement, and postemployment liabilities	1,002	301	—		—		1,303
Other non-current liabilities	1,390	54	—		—		1,444

Total liabilities	43,637	6,431	(2,803)		17,368		64,633

Redeemable noncontrolling interests	24	—	—		—		24
Equity (deficit)
Ordinary shares—$0.01 nominal value Authorized: 500.0 shares (issued: at June 30, 2026—212.0)	2	—	—		—		2
Additional paid-in capital	13,500	1,351	(1,291)	(g), (p)	—		13,560
Retained earnings (Accumulated deficit)	82	(519)	373	(g), (h), (k), (p)	—		(64)
Accumulated other comprehensive loss	(3,986)	—	—		—		(3,986)

Total Aon shareholders’ equity	9,598	832	(918)		—		9,512
Nonredeemable noncontrolling interests	88	—	—		—		88

Total equity	9,686	832	(918)		—		9,600

Total liabilities, redeemable noncontrolling interests, and equity	$53,347	$7,263	$(3,721)		$17,368		$74,257

See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1–Description of the Acquisition, Financing and Basis of Presentation

Description of the Acquisition

On August 30, 2026, Aon, Acquirer, and Merger Sub entered into the Merger Agreement pursuant to which Acquirer will acquire USI Advantage via the Merger and Acquirer will make a cash payment of $17.0 billion (the “Cash Payment”), a portion of which will be used to repay certain indebtedness of USI outstanding at closing of the Acquisition (the “USI Indebtedness” and the cash used to repay such indebtedness, the “Cash to Repay USI Indebtedness”), and the remaining portion of which will be paid as consideration (the “Merger Consideration”). In addition to the Cash Payment, Aon will also pay cash and issue equity awards to replace certain USI Advantage historical equity compensation awards, which are further described below. The closing of the Acquisition is subject to customary closing conditions, including the receipt of applicable regulatory approvals, and is not subject to a financing condition. As of the date of this filing, the Acquisition has not been consummated.

USI Advantage historically granted both options (“USI Option Awards”) and restricted stock (“USI RSA Awards”) to employees under the USI Stock Plan. Pursuant to the historical terms of the USI Option Awards, all unvested and outstanding USI Option Awards fully vest upon the closing of the Acquisition with the exception of certain individuals for which Aon has entered into a Rollover Agreement, as further described below. Upon closing of the Acquisition, each vested and outstanding USI Option Award will convert into the right to receive an amount of cash equal to the product of (A) the excess (if any) of (x) the per share Merger Consideration minus (y) the applicable exercise price of USI Advantage common stock issuable under such USI Option Awards, multiplied by (B) the number of shares of USI Advantage common stock subject to such USI Option Award. Aon executed Rollover Agreements with certain USI Advantage employees whereby certain vested and outstanding USI Option Awards held by such employees will be substituted with an award of Aon restricted shares covering a whole number of Aon Class A ordinary shares (each, a “Substituted Option Award”) at the closing of the Acquisition. Each Substituted Option Award shall cliff vest after three years from the closing of the Acquisition, contingent on continued service of the employee to Aon.

Upon closing of the Acquisition, pursuant to the terms of the Merger Agreement, all unvested and outstanding USI RSA Awards shall be cancelled and converted into (i) with respect to a pro-rata number of USI RSA Awards based on the number of days elapsed in the applicable vesting period through the closing of the Acquisition (the “Cash-Out RSAs”), the right to receive an amount in cash equal to the product of (A) the per share Merger Consideration, multiplied by (B) the number of Cash-Out RSAs, and (ii) with respect to the remainder of such USI RSA Awards, an award of Aon restricted shares covering a whole number of Aon Class A ordinary shares (each, a “Substituted RSA Award”) equal to the product of (A) the number of shares underlying the remainder of such USI RSA Awards, multiplied by (B) the Company Restricted Stock Exchange Ratio (as defined in the Merger Agreement). Each Substituted RSA Award shall be subject to substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding USI RSA Award.

Description of the Financing

Aon expects to enter into a credit agreement with Citibank, N.A., as administrative agent, and certain financial institutions party thereto, as lenders (the “Term Loan Lenders”), pursuant to which, subject to the terms and conditions set forth therein, including the closing of the Acquisition, the Term Loan Lenders will commit to provide senior unsecured term loan facilities in an aggregate principal amount of up to $4.0 billion (the “Term Loan Facility”, and the Term Loans borrowed thereunder, the “Term Loans”). The Term Loan Facility is expected to consist of (i) a $2.0 billion tranche maturing two years after closing and (ii) a $2.0 billion tranche maturing three years after closing. The proceeds of the Term Loans, together with a portion of the proceeds from the anticipated issuance of senior unsecured notes described below, will be used to fund the cash consideration payable in connection with the Acquisition, including amounts used to repay certain indebtedness of the acquired business, and to pay related fees, premiums and expenses. For purposes of the unaudited pro forma combined financial information, it is assumed that, at closing, the Company will borrow the full $4.0 billion principal amount of the Term Loans at par and that the Term Loans will bear interest at the Secured Overnight Financing Rate (“SOFR”) plus 100 basis points.

Prior to closing the Acquisition, Aon also expects to issue approximately $13.5 billion aggregate principal amount of senior unsecured fixed-rate notes (the “Notes”), expected to be issued across a number of tranches ranging from 3-year to 30-year maturities. For purposes of the unaudited pro forma combined financial information, it is assumed that the Notes will be issued at par and will bear a weighted average coupon rate of 5.92%, with the proceeds used, together with the proceeds of the Term Loans, to fund the Cash Payment, and to pay related fees, premiums and expenses.

The Company expects to incur approximately $132 million of aggregate debt issuance costs related to the establishment of the Term Loans and Notes which will be apportioned to the respective instruments, and amortized to Interest expense over their term. The establishment of the Term Loan Facility, the borrowing of the Term Loans and the issuance of the Notes are referred to collectively herein as the “Financing.”

The details of the Financing, including tenor and interest rate of the Notes, and the fees and interest expense the Company will ultimately incur could vary significantly from the foregoing assumptions. Other factors that are subject to change include, but are not limited to, the timing of borrowings and issuance, the amount of cash on hand at the time of closing and inputs to the interest rate determinations.

In addition to the above Financing, Aon plans to modify certain of its existing credit facilities. Such modifications were not contingent on the Acquisition and the potential impacts of such modifications have therefore been excluded from the unaudited pro forma combined financial information.

Basis of Presentation

The unaudited pro forma combined financial information has been prepared by Aon in accordance with Article 11 of Regulation S-X of the Exchange Act. See additional information regarding the presentation in the preamble to the unaudited pro forma combined financial information.

Aon’s and USI’s historical unaudited and audited consolidated financial statements for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively, were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Certain of USI’s historical amounts have been reclassified to conform to Aon’s financial statement presentation. These adjustments are documented in Note 3–Reclassifications of USI Historical Financial Information. There were no significant transactions and balances between Aon and USI for the six months ended June 30, 2026 nor for the year ended December 31, 2025.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, as promulgated by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), based on the historical financial information of Aon and USI with Aon being considered the acquiring company. ASC 805 requires, among other things, that under the acquisition method of accounting, the acquired assets and assumed liabilities be recognized at their acquisition-date fair value, using the fair value concepts as defined in ASC Topic 820, Fair Value Measurement (“ASC 820”) as of the date of closing of the Acquisition. The purchase price allocation and valuation are based on preliminary estimates, subject to final adjustments and provided for informational purposes only.

For purposes of the unaudited pro forma combined financial information, the fair values of USI’s identifiable intangible assets to be acquired are based on preliminary estimates of fair values as of June 30, 2026, and the fair values of USI’s other assets to be acquired and liabilities to be assumed are based on their carrying values as of June 30, 2026. Any excess of the purchase price over the fair values of identified assets to be acquired and liabilities to be assumed will be recognized as goodwill. In estimating fair values, certain market-based assumptions were used which will be updated upon closing of the Acquisition. Aon management believes that the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material. Refer to Note 4–Preliminary Purchase Price Allocation, for additional information.

Aon believes that the assumptions used in the preparation of the unaudited pro forma combined financial information provide a reasonable basis for presenting all of the material effects of the Acquisition and the related Financing and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma combined financial information. However, actual results may differ from those reflected in the unaudited pro forma combined financial information.

Note 2–Accounting Policies

As part of preparing the unaudited pro forma combined financial information, Aon conducted a preliminary review of the accounting policies of USI to determine if differences in accounting policies would result in material differences to the unaudited pro forma combined financial information. Based on this initial review, Aon identified certain adjustments that were necessary and quantifiable to conform the accounting policies used to produce USI’s historical financial statements to those of Aon. These adjustments are documented in Note 3–Reclassifications of USI Historical Financial Information and Note 5–Pro Forma Acquisition Accounting Adjustments.

Upon closing of the Acquisition, Aon will perform a comprehensive review of USI’s accounting policies. As a result of this review, management may identify differences between the accounting policies of Aon and USI, which when conformed, could have a material impact on the financial statements of the combined company. Furthermore, in an effort to present the unaudited pro forma combined financial information in a manner that the Company believes is clear and most useful, the Company has presented the values contained herein in millions (unless otherwise stated).

Note 3–Reclassifications of USI Historical Financial Information

Reclassification adjustments were made to USI’s consolidated statement of operations for the six months ended June 30, 2026 and the year ended December 31, 2025, and consolidated balance sheet as of June 30, 2026. The classifications of certain statement of operations and balance sheet items presented by USI under GAAP have been adjusted to align with the presentation used by Aon under GAAP. Some amounts may not match the USI historical financial statements due to rounding. The reclassification adjustments are as follows:

Reclassifications included in the unaudited pro forma combined statements of income for the six months ended June 30, 2026

(millions)		Six Months Ended June 30, 2026
Aon Presentation	USI Presentation	USI Historical	Reclassification Adjustments	Notes	USI Historical, as Reclassified
Revenue	Revenues:
Total revenue	Net commissions and fees	$1,338	$163	(a)	$1,501
	Contingents and supplementals	150	(150)	(a)	—
	Other income	41	(41)	(a), (b) (c), (d), (e)	—

	Total revenues	1,529	(28)		1,501
Expenses	Operating expenses:
Compensation and benefits	Compensation and employee benefits	1,002	11	(f), (g)	1,013
	Stock-based compensation	12	(12)	(f)	—
Information technology		—	40	(h)	40
Premises		—	27	(c), (i)	27
Depreciation of fixed assets	Depreciation	16	—		16
Amortization and impairment of intangible assets	Amortization of intangible assets	186	—		186
Other general expense	Other operating expenses	150	(64)	(d), (g), (h), (i), (j), (k)	86
	Acquisition-related retention and buydown bonuses	3	(3)	(j)	—
	Earnout adjustments and accretion of discount	1	(1)	(j)	—
Accelerating Aon United Program expenses		—	—		—

Total operating expenses	Total operating expenses	1,370	(2)		1,368

Operating income	Operating income	159	(26)		133
Interest income		—	4	(e)	4
Interest expense	Interest expense	(143)	—		(143)
Other income (expense)	Other non-operating income	—	22	(b), (k)	22

Income before income taxes	Income before income taxes	16	—		16
Income tax expense	Income tax expense	32	—		32

Net income (loss)	Net income (loss)	(16)	—		(16)
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests		—	—		—

Net income (loss) attributable to Aon shareholders		$(16)	$—		$(16)

(a)

Represents reclassification of USI’s Net commissions and fees of $1,338 million, Contingents and supplementals of $150 million, and $13 million from Other income to Aon’s Total revenue to conform to Aon’s historical presentation. Adjustments (b), (c), (d), and (e) reclassify $28 million from Other income to other accounts to align with Aon’s presentation.

(b)	Represents a reclassification of $21 million primarily relating to gains on deferred compensation assets from USI’s Other income to Aon’s Other income (expense) to conform to Aon’s presentation.
(c)	Represents a reclassification of $1 million of sublease income from USI’s Other income to Aon’s Premises to conform to Aon’s presentation.
(d)	Represents a reclassification of $2 million primarily relating to gains on legal settlements from USI’s Other income to Aon’s Other general expense to conform to Aon’s presentation.
(e)	Represents a reclassification of interest income earned on operating cash of $4 million from USI’s Other income to Aon’s Interest income to align with Aon’s presentation.
(f)	Represents reclassification of USI’s Stock-based compensation of $12 million to Aon’s Compensation and benefits to conform to Aon’s presentation.
(g)	Represents a reclassification of $1 million of temporary labor expenses from USI’s Compensation and employee benefits to Other general expense to align with Aon’s presentation.
(h)

Represents a reclassification of $40 million primarily relating to software maintenance and IT consulting expenditures from USI’s Other operating expenses to Aon’s Information technology to align with Aon’s presentation.

(i)	Represents a reclassification of $28 million of lease expenditures from USI’s Other operating expenses to Aon’s Premises to conform to Aon’s presentation.
(j)

Represents reclassification of USI’s Acquisition-related retention and buydown bonuses of $3 million and Earnout adjustments and accretion of discount of $1 million to Aon’s Other general expense to conform to Aon’s presentation.

(k)

Represents a reclassification of $1 million of acquisition-related tax obligations and settlements from USI’s Other non-operating income to Aon’s Other general expense to align with Aon’s presentation. The remaining balance of $1 million relates to a gain on a business divestiture and will be presented within Aon’s Other income (expense), consistent with Aon’s presentation.

Reclassifications included in the unaudited pro forma combined statements of income for the year ended December 31, 2025

(millions)		Year Ended December 31, 2025
Aon Presentation	USI Presentation	USI Historical	Reclassification Adjustments	Notes	USI Historical, as Reclassified
Revenue	Revenues:
Total revenue	Net commissions and fees	$2,628	$288	(a)	$2,916
	Contingents and supplementals	262	(262)	(a)	—
	Other income	82	(82)	(a), (b) (c), (d), (e)	—

	Total revenues	2,972	(56)		2,916
Expenses	Operating expenses:
Compensation and benefits	Compensation and employee benefits	1,896	23	(f), (g)	1,919
	Stock-based compensation	25	(25)	(f)	—
Information technology		—	73	(h)	73
Premises		—	55	(c), (i)	55
Depreciation of fixed assets	Depreciation	34	—		34
Amortization and impairment of intangible assets	Amortization of intangible assets	375	—		375
Other general expense	Other operating expenses	289	(133)	(d), (g), (h), (i), (j), (k)	156
	Acquisition-related retention and buydown bonuses	10	(10)	(j)	—
	Earnout adjustments and accretion of discount	4	(4)	(j)	—
Accelerating Aon United Program expenses		—	—		—

Total operating expenses	Total operating expenses	2,633	(21)		2,612

Operating income	Operating income	339	(35)		304
Interest income		—	15	(e)	15
Interest expense	Interest expense	(319)	—		(319)
Other income (expense)	Other non-operating income	48	20	(b), (k)	68

Income before income taxes	Income before income taxes	68	—		68
Income tax expense	Income tax expense	7	—		7

Net income (loss)	Net income (loss)	61	—		61
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests		—	—		—

Net income (loss) attributable to Aon shareholders		$61	$—		$61

(a)

Represents reclassification of USI’s Net commissions and fees of $2,628 million, Contingents and supplementals of $262 million, and $26 million from Other income to Aon’s Total revenue to conform to Aon’s historical presentation. Adjustments (b), (c), (d), and (e) reclassify $56 million from Other income to other accounts to align with Aon’s presentation.

(b)	Represents a reclassification of $26 million primarily relating to gains on deferred compensation assets from USI’s Other income to Aon’s Other income (expense) to conform to Aon’s presentation.
(c)	Represents a reclassification of $2 million of sublease income from USI’s Other income to Aon’s Premises to conform to Aon’s presentation.
(d)	Represents a reclassification of $13 million primarily relating to gains on legal settlements from USI’s Other income to Aon’s Other general expense to conform to Aon’s presentation.

(e)	Represents a reclassification of interest income earned on operating cash of $15 million from USI’s Other income to Aon’s Interest income to align with Aon’s presentation.
(f)	Represents reclassification of USI’s Stock-based compensation of $25 million to Aon’s Compensation and benefits to conform to Aon’s presentation.
(g)	Represents a reclassification of $2 million of temporary labor expenses from USI’s Compensation and employee benefits to Aon’s Other general expense to align with Aon’s presentation.
(h)

Represents a reclassification of $73 million primarily relating to software maintenance and IT consulting expenditures from USI’s Other operating expenses to Aon’s Information technology to align with Aon’s presentation.

(i)	Represents a reclassification of $57 million of lease expenditures from USI’s Other operating expenses to Aon’s Premises to conform to Aon’s presentation.
(j)

Represents reclassification of USI’s Acquisition-related retention and buydown bonuses of $10 million and Earnout adjustments and accretion of discount of $4 million to Aon’s Other general expense to conform to Aon’s presentation.

(k)

Represents a reclassification of $6 million of acquisition-related tax obligations and settlements from USI’s Other non-operating income to Aon’s Other general expense to align with Aon’s presentation. The remaining balance of $42 million relates to a gain on a business divestiture and employee retention credit, and will be presented within Aon’s Other income (expense), consistent with Aon’s presentation.

Reclassifications included in the unaudited pro forma combined statement of financial position as of June 30, 2026

(millions)		June 30, 2026
Aon Presentation	USI Presentation	USI Historical	Reclassification Adjustments	Notes	USI Historical, as Reclassified
Assets
Current assets	Current assets:
Cash and cash equivalents	Cash and cash equivalents	$221	$—		$221
Short-term investments		—	—		—
Receivables, net	Accounts receivable, net of allowance for bad debt	1,209	(700)	(a), (b), (c)	509
Fiduciary assets	Fiduciary assets	319	806	(a)	1,125
Other current assets	Other current assets	193	(146)	(c), (d)	47

Total current assets	Total current assets	1,942	(40)		1,902
Goodwill	Goodwill	3,755	—		3,755
Intangible assets, net	Total identifiable intangible assets, net	962	—		962
Fixed assets, net	Property and equipment, net	65	—		65
Operating lease right-of-use assets	Operating lease right-of-use assets	115			115
Deferred tax assets		—	—		—
Prepaid pension		—	—		—
Other non-current assets	Other assets	417	47	(d)	464

Total assets	Total assets	$7,256	$7		$7,263

Liabilities, redeemable noncontrolling interests, and equity
Liabilities	Liabilities and stockholders’ equity
Current liabilities	Current liabilities:
Accounts payable and accrued liabilities	Accrued expenses	$367	$(50)	(e), (f)	$317
Short-term debt and current portion of long-term debt	Current portion of long-term debt, net of discounts	31	—		31
Fiduciary liabilities	Premiums payable	1,125	—		1,125
Other current liabilities	Other current liabilities	127	68	(b), (e), (g)	195
	Current acquisition earnout obligations	7	(7)	(g)	—
	Current acquisition-related retention obligations	4	(4)	(f)	—

Total current liabilities	Total current liabilities	1,661	7		1,668
Long-term debt	Long-term debt, net of deferred financing costs and discounts	4,310	—		4,310
Non-current operating lease liabilities	Long-term operating lease liabilities	98	—		98
Deferred tax liabilities	Deferred tax liabilities, net	—	—		—
Pension, other postretirement, and postemployment liabilities		—	301	(h)	301
Other non-current liabilities	Other liabilities	341	(287)	(h), (i)	54
	Long-term acquisition earnout obligations	5	(5)	(i)	—

	Long-term acquisition-related retention obligations	9	(9)	(i)	—

Total liabilities	Total liabilities	6,424	7		6,431
Redeemable noncontrolling interests		—	—		—
Equity	Stockholders’ equity
Ordinary shares	Common stock	—	—		—
Additional paid-in capital	Additional paid-in capital	1,351	—		1,351
Retained earnings (Accumulated deficit)	Accumulated deficit	(519)	—		(519)
Accumulated other comprehensive loss		—	—		—

Total Aon shareholders’ equity	Total stockholders’ equity	832	—		832

Nonredeemable noncontrolling interests		—	—		—

Total equity		832	—		832

Total liabilities, redeemable noncontrolling interests, and equity	Total liabilities and stockholders’ equity	$7,256	$7		$7,263

(a)	Represents a reclassification of premiums receivable from USI’s Accounts receivable, net of $806 million to Aon’s Fiduciary assets to align with Aon’s presentation.
(b)

Represents a reclassification of USI’s cancellation reserve of $7 million from USI’s Accounts receivable, net of allowance for bad debt to Aon’s Other current liabilities to align with Aon’s presentation.

(c)	Represents a reclassification of commissions receivable from USI’s Other current assets of $99 million to Aon’s Receivables, net to align with Aon’s presentation.
(d)	Represents a reclassification of capitalized costs to obtain and costs to fulfill from USI’s Other current assets of $47 million to Aon’s Other non-current assets to align with Aon’s presentation.
(e)

Represents reclassification of producer buydowns, current operating lease liabilities, and errors & omissions reserve from USI’s Accrued expenses of $54 million to Aon’s Other current liabilities to align with Aon’s presentation.

(f)	Represents reclassification of USI’s Current acquisition-related retention obligations of $4 million to Aon’s Accounts payable and accrued liabilities to align with Aon’s presentation.
(g)	Represents reclassification of USI’s Current acquisition earnout obligations of $7 million to Aon’s Other current liabilities to align with Aon’s presentation.
(h)

Represents a reclassification of $301 million of retirement and deferred compensation liabilities from USI’s Other liabilities to Aon’s Pension, other postretirement, and postemployment liabilities to align with Aon’s presentation.

(i)

Represents a reclassification of USI’s Long-term acquisition earnout obligations of $5 million and Long-term acquisition-related retention obligations of $9 million to Aon’s Other non-current liabilities to align with Aon’s presentation.

Note 4–Preliminary Purchase Price Allocation

Upon closing of the Acquisition, Aon will acquire all of the issued and outstanding equity interests of USI Advantage in exchange for the Cash Payment. The Cash Payment includes Cash to Repay USI Indebtedness and Merger Consideration. Cash to Repay USI Indebtedness will fluctuate between signing of the Merger Agreement and the closing of the Acquisition based on fluctuations in the outstanding indebtedness. Merger Consideration to be paid is subject to certain adjustments, including, adjustments for Leakage, if any, as defined in the Merger Agreement. The value of the Cash Payment therefore will fluctuate until the closing of the Acquisition. In addition, Aon will issue restricted shares pursuant to the Substituted Option Awards and Substituted RSA Awards as well as pay cash pursuant to the Cash-Out RSAs to replace certain of USI Advantage’s historical USI Option Awards and USI RSA Awards.

The following is a preliminary estimate of the consideration to be transferred to effect the Acquisition.

(millions)	Pro Forma Preliminary Purchase Price
Merger Consideration	$12,547
Cash to Repay USI Indebtedness	4,460

Estimated Cash Payment	$17,007
Replacement of USI Option Awards and USI RSA Awards(1)	73
Less: Indebtedness legally assumed by Aon of $620 million and the related prepayment penalty of $29 million	649

Total Preliminary Purchase Price	$16,431

(1)

Represents the portion of the Substituted Option Awards, Substituted RSA Awards, and Cash-Out RSAs that are attributed to pre-combination vesting and thus included in the preliminary purchase price. Refer to adjustment (a) in Note 5–Pro Forma Acquisition Accounting Adjustments for recognition of compensation expense for the post-combination vesting related to such awards.

The preliminary purchase price as presented for the purposes of the unaudited pro forma combined financial information includes the outstanding amount of USI Indebtedness of $3.8 billion as of June 30, 2026 that is required to be repaid in connection with the Acquisition due to the historical terms of the underlying credit agreement. Certain additional USI Indebtedness of $620 million is determined to be legally assumed by Aon and as such, the total settlement of such debt as well as the related prepayment penalty of $29 million is excluded from the preliminary purchase price. Amounts outstanding related to the USI Indebtedness included in preliminary purchase price will change between the date of the June 30, 2026 USI balance sheet used for purposes of the unaudited pro forma combined financial information and the closing of the Acquisition. Accordingly, the amount of USI Indebtedness actually repaid at closing of the Acquisition may differ from the amount reflected in the preliminary purchase price. The Company believes that a 1% increase (decrease) in USI Indebtedness between signing of the Merger Agreement and closing of the Acquisition is reasonably possible. This scenario would cause the preliminary purchase price to increase (decrease) by $38 million, and result in a corresponding increase (decrease) to the amount of goodwill recognized as part of the Acquisition. Further, upon closing of the Acquisition, the preliminary purchase price may be adjusted for Leakage, if any, as defined in the Merger Agreement. At the time the unaudited pro forma combined financial information was prepared, an estimate for such amount was not determinable, and therefore no adjustment for Leakage has been reflected in the preliminary purchase price presented herein.

The following table summarizes the allocation of the preliminary purchase price of $16.4 billion and calculation of goodwill.

(millions)	Amount
Assets acquired
Cash and cash equivalents	$221
Receivables	509
Fiduciary assets	1,125
Other current assets	47
Intangible assets	7,479
Fixed assets	46
Operating lease right-of-use assets	115
Other non-current assets	171

Total assets acquired	$9,713

Liabilities assumed
Accounts payable and accrued liabilities	$317
Short-term debt and current portion of long-term debt(1)	620
Fiduciary liabilities	1,125
Other current liabilities	404
Non-current operating lease liabilities	98
Deferred tax liabilities	1,493
Pension, other postretirement, and postemployment liabilities	301
Other non-current liabilities	54

Total liabilities assumed	$4,412

Fair value of net assets acquired	$5,301
Goodwill as of June 30, 2026	11,130

Total purchase consideration	$16,431

(1)

Aon will legally assume $620 million of USI Indebtedness that is planned to be extinguished on or shortly following closing of the Acquisition. As a result of extinguishing this debt, Aon expects to incur a prepayment penalty of approximately $29 million. Refer to adjustment (e) in Note 5–Pro Forma Acquisition Accounting Adjustments.

For purposes of the unaudited pro forma combined financial information, Aon has assumed USI’s historical carrying values approximate fair value, unless otherwise indicated in Note 5–Pro Forma Acquisition Accounting Adjustments. The adjustments necessary to reflect the application of purchase accounting and recognition of the acquired assets and assumed liabilities at their acquisition-date fair value are further described in Note 5–Pro Forma Acquisition Accounting Adjustments. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined statement of financial position as of June 30, 2026, and the unaudited pro forma combined statements of income for the six months ended June 30, 2026 and year ended December 31, 2025, respectively. The final purchase price allocation will be determined when Aon has completed the necessary detailed valuations and calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 5–Pro Forma Acquisition Accounting Adjustments

Adjustments included in the unaudited pro forma combined statements of income for the six months ended June 30, 2026 and year ended December 31, 2025 related to the Acquisition

(a)

To reflect compensation expense expected to be incurred by Aon following the Acquisition, which is attributable to estimated (1) the portion of Substituted Option Awards, Substituted RSA Awards, and Cash-Out RSAs attributable to post-combination vesting and (2) the retention program that will be offered to certain employees. The retention program is expected to have a maximum value of $400 million, including both cash and equity awards, that will generally vest over a three-year period contingent on continued service of the employee to Aon. The cash awards may also contain performance conditions. The total post-combination adjustment to Compensation and benefits expense, inclusive of estimated replacement awards and partial vesting of retention program awards, for the six months ended June 30, 2026 and year ended December 31, 2025, is $65 million and $240 million, respectively.

(b)

To record the pro forma amortization of finite-lived intangible assets based on their preliminary estimated fair values and estimated average useful lives, and to remove USI’s historical intangible asset amortization, of which $6 million and $12 million is presented in Depreciation of fixed assets for the six months ended June 30, 2026 and year ended December 31, 2025, respectively. Pro forma amortization has been estimated using an accelerated basis (i.e., reducing balance) of amortization for acquired customer relationships, and on a straight-line basis for all other identifiable intangible assets. Based on the information available at the time of filing the unaudited pro forma combined financial information, these amortization methods best reflect the pattern in which the Company expects to consume the economic benefits of each identifiable intangible asset. Following the close of the Acquisition, the identifiable intangible assets will be amortized in line with their underlying expected cash flows, as determined by an external valuation report, or following the straight-line method if the expected cash flows are not reliably determinable. The following adjustments were made to amortization:

(millions)			Amortization Expense
Identifiable intangible assets	Preliminary Fair Value	Estimated Useful Life (Years)	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Customer Relationships	$6,145	15	$355	$819
Trade Names and Trademarks	188	4	24	47
Software / Developed Technology	1,095	6	91	183
Non-Competition Agreements	51	4	6	13

Total	$7,479		$476	$1,062
Less: Historical USI Amounts	981		192	387

Pro Forma Acquisition Accounting Adjustment	$6,498		$284	$675

The weighted average estimated useful life of the finite-lived intangible assets to be acquired is 13 years. An increase (decrease) of 10% in the fair value of finite-lived identifiable intangible assets would increase (decrease) pro forma amortization expense by approximately $48 million and $106 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively.

The estimated pro forma amortization expense expected to be recognized over the remainder of 2026 and the next five years, as of June 30, 2026, is as follows:

(millions)	Estimated Future Amortization
Remainder of 2026	$531
2027	1,007
2028	905
2029	817
2030	710
2031	614
Thereafter	2,895

Total	$7,479

(c)

To record $137 million of transaction costs in the year ended December 31, 2025, that Aon expects to incur as a result of the Acquisition. In addition and not reflected in the unaudited pro forma combined statements of income, Aon expects to incur costs associated with the integration of USI into the Company which may relate to severance and other actions to eliminate redundant costs.

(d)

To eliminate $143 million and $319 million of interest expense for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, attributable to USI Indebtedness which will be extinguished by Aon in connection with the Acquisition.

(e)

To record a $29 million prepayment penalty associated with the settlement of $620 million of USI Indebtedness that is expected to be assumed by Aon and repaid on or shortly following the closing of the Acquisition.

(f)

Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory tax rate of 26% was applied to the adjustment. The total effective tax rate of the combined company could differ materially depending on the post-Acquisition geographical mix, the combined company’s income and other factors.

Adjustments included in the unaudited pro forma combined statement of financial position as of June 30, 2026 related to the Acquisition

(g)

To reflect the Cash Payment of $17.0 billion to be paid in connection with the Acquisition which includes Merger Consideration of $12.5 billion, $3.8 billion of USI Indebtedness that is required to be repaid in connection with the Acquisition, and $649 million related to the settlement of certain additional USI Indebtedness, which is expected to occur on or shortly following the closing of the Acquisition and is not deemed to be a part of the preliminary purchase price. This adjustment also reflects (i) the equity issuance of $60 million related to the Substituted Option Awards and Substituted RSA Awards attributable to pre-combination vesting and included in the preliminary purchase price, (ii) $13 million of cash payments related to the Cash-Out RSAs attributable to pre-combination vesting and included in the preliminary purchase price, and (iii) $16 million of cash payments related to the Cash-Out RSAs attributable to post-combination vesting and included in compensation expense. Refer to Note 4–Preliminary Purchase Price Allocation for the preliminary purchase price calculation and allocation.

(h)

To reflect the cash outflow for Aon’s estimated transaction costs on the unaudited pro forma combined statement of financial position. Refer to adjustment (c) above for the income statement impact of this adjustment.

(i)

To remove USI’s historical goodwill of $3.8 billion and recognize estimated Acquisition goodwill of $11.1 billion as a result of the preliminary purchase price allocation. Refer to Note 4–Preliminary Purchase Price Allocation for the preliminary purchase price calculation and allocation.

(j)

To reflect the removal of USI’s historical intangible assets of $962 million and the removal of $19 million of fixed assets, net related to software, offset by the recognition of the estimated fair value of acquired USI intangible assets of $7.5 billion for a net increase to intangible assets of $6.5 billion. Further information on identifiable intangible assets expected to be acquired is documented in adjustment (b) above.

(k)

To reflect the adjustment to deferred income taxes resulting from the pro forma Acquisition-related adjustments. The estimate of deferred income tax assets and liabilities was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets to be acquired and liabilities to be assumed. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory tax rate of 26% was applied to the adjustment. The deferred tax assets on the unaudited pro forma combined statement of financial position have not been assessed for the need for a valuation allowance or the impact of indefinite reinvestment assertions associated with subsidiary earnings and stock basis. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based on Aon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Total net deferred tax liabilities impacting goodwill and reflected in Note 4–Preliminary Purchase Price Allocation are $1,493 million. The remaining deferred income taxes impact retained earnings and relate to the tax effect of certain pro forma Acquisition-related adjustments described in adjustment (g) and (h) in this Note 5–Pro Forma Acquisition Accounting Adjustments.

(l)

To remove USI’s unamortized capitalized costs to obtain and costs to fulfill of $253 million from Other non-current assets as such costs do not qualify for separate asset recognition by Aon under the acquisition method of accounting.

(m)

To remove USI’s employee loans receivable of $37 million from Other non-current assets, as such amounts will be settled in connection with the Acquisition. Merger Consideration in Note 4–Preliminary Purchase Price Allocation is also reduced by the same amount as USI’s employee loans will be net settled at the closing of the Acquisition.

(n)

To remove $38 million of unamortized debt issuance costs from Long-term debt, $22 million of accrued interest payable from Other current liabilities, and $4 million attributable to debt issuance costs and USI’s interest rate swap from Other non-current assets, in connection with the settlement of USI Indebtedness.

(o)

To record $231 million of anticipated dividends expected to be declared by USI prior to the closing of the Acquisition, as permitted by the Merger Agreement, which are expected to reduce the net assets acquired by Aon. Such dividends are expected to be included within Permitted Leakage, as defined in the Merger Agreement.

(p)	To eliminate USI’s historical Additional paid-in capital of $1.4 billion and Accumulated deficit of $519 million.

Note 6–Pro Forma Financing Adjustments

Adjustments included in the unaudited pro forma combined statements of income for the six months ended June 30, 2026 and year ended December 31, 2025 related to the Financing

(a)

Reflects the pro forma interest expense and the amortization of debt issuance costs for the six months ended June 30, 2026 and year ended December 31, 2025. See description within adjustment (c) below for information on assumed interest rates used for the purpose of the unaudited pro forma combined financial information.

	Six Months Ended June 30, 2026			Year Ended December 31, 2025
(millions)	Term Loans	Long-term Notes	Total	Term Loans	Long-term Notes	Total
Estimated interest expense	$93	$400	$493	$186	$800	$986
Amortization of debt issuance costs	1	8	9	2	16	18

Financing Adjustments to Interest expense	$94	$408	$502	$188	$816	$1,004

A 1/8 of a percentage point increase or decrease in the benchmark rate for the Term Loans would result in a change in interest expense of approximately $3 million and $5 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively.

(b)

Statutory tax rates were applied, as appropriate, to each pro forma adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted average statutory tax rate of 26% was applied to the adjustment. The total effective tax rate of the combined company could differ materially depending on the post-Acquisition geographical mix, the combined company’s income and other factors.

Adjustments included in the unaudited pro forma combined statement of financial position as of June 30, 2026 related to the Financing

(c)

Reflects the anticipated pro forma cash proceeds from the Financing. The following table summarizes the assumed principal amounts, debt issuance costs, and average assumed interest rates and maturities for the Term Loans and the Notes:

(millions)	Term Loans	Long-term Notes	Total
Loan	$4,000	$13,500	$17,500
Less: Debt issuance costs	6	126	132

Net proceeds	$3,994	$13,374	$17,368

Weighted average:
Interest rate(1)	SOFR + 1.0%	5.92%
Maturity (years)	3	12

(1)

For purposes of the unaudited pro forma combined financial information, the 30-day average SOFR rate of 3.65% as of September 8, 2026 was used. The weighted average interest rates disclosed above represent the assumed stated interest rates (in the case of the Term Loans, based on Aon’s long-term debt rating as of September 8, 2026, and in the case of the Notes, blended across the anticipated maturities). The actual effective interest rate applicable to the Term Loans will vary based on the applicable SOFR rate and Aon’s long-term debt rating at the time of borrowing, and the actual effective interest rate applicable to the Notes will be computed upon issuance thereof, and in each case may differ from the assumed weighted average interest rates.

Note 7–Earnings per Share

The unaudited pro forma combined basic and diluted net income per share attributable to shareholders for the six months ended June 30, 2026 and year ended December 31, 2025 have been calculated based on the estimated weighted average shares outstanding during the applicable reporting period. Pro forma diluted shares outstanding include an estimate of unvested Aon Class A ordinary shares expected to be issued through the Substituted Option Awards, Substituted RSA Awards, and the retention program for the six months ended June 30, 2026 and year ended December 31, 2025.

The following table summarizes the calculation of unaudited pro forma combined basic and diluted earnings per share.

(millions, except per share data)	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Numerator:
Net income	$1,266	$2,497
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	41	55

Net income available to Aon shareholders	1,225	2,442

Denominator:
Weighted average ordinary shares outstanding - basic	213.8	215.9

Pro forma basic earnings per share	$5.73	$11.31

Numerator:
Net income	$1,266	$2,497
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	41	55

Net income available to Aon shareholders	1,225	2,442

Denominator:
Weighted average ordinary shares outstanding - basic	213.8	215.9
Dilutive effect of existing stock options and RSUs	0.8	1.2
Dilutive effect of estimated RSAs and RSUs per adjustment (a) in Note 5–Pro Forma Acquisition Accounting Adjustments	0.2	0.1

Weighted average ordinary shares outstanding - diluted	214.8	217.2

Pro forma diluted earnings per share	$5.70	$11.24

Potentially issuable shares are not included in the computation of diluted earnings per share if the inclusion would be antidilutive. There were 0.5 million shares excluded from the calculation for the six months ended June 30, 2026 and an insignificant number of shares excluded from the calculation for the year ended December 31, 2025.